UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
November 20, 2008
Date of report (Date of earliest event reported)
AVALON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32629	52-2209310
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
20358 Seneca Meadows Parkway
Germantown, Maryland 20876
(Address of Principal Executive Offices)

(301) 556-9900
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard, Transfer of Listing
On November 20, 2008, Avalon Pharmaceuticals, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2008, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3). The NASDAQ staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market and has asked the Company to provide a specific plan to achieve and sustain compliance with all of the NASDAQ Global Market listing requirements, including a time frame for completion of the plan. The NASDAQ letter has no immediate effect on the listing of the Company’s common stock. The Company is in the process of preparing a response to NASDAQ’s request for a plan.
As previously reported, on September 24, 2008, the Company received a letter from NASDAQ notifying the Company that its common stock may be subject to delisting from the NASDAQ Global Market for failure to comply with the Minimum Bid Price Rule of Rule 4450(a)(5).
In the event that the Company receives notice that its common stock is being delisted from The NASDAQ Global Market, NASDAQ rules permit the Company to appeal any delisting determination by the NASDAQ staff to a NASDAQ Listing Qualifications Panel. Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for inclusion on that market.
The Company issued a press release on November 25, 2008 that disclosed its receipt of the November 20th letter from NASDAQ. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 25, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON PHARMACEUTICALS, INC.
Date: November 25, 2008	By:	/s/ C. Eric Winzer
C. Eric Winzer
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 25, 2008

4